Exhibit 10.1
GENERAL RELEASE AGREEMENT
     1. I understand that my employment with Intervoice, Inc. (“Intervoice”) ends as of the close of business on July 25, 2007. I understand that, pursuant to Paragraphs 7(e)(i) and 7(f) of my employment agreement entered into effective March 1, 2007 (the “Employment Agreement”), I am eligible to receive a separation benefit (the “Separation Benefit”) that consists of (i) 12 months of my regular base salary, subject to all lawful deductions, and (ii) partial reimbursement of certain of my health plan premiums, if any. I understand that as a condition of receiving the Separation Benefit, I am required to (i) timely execute this General Release Agreement, (ii) not revoke my acceptance, and (iii) comply with all other applicable requirements set out in the Employment Agreement.
     2. In exchange for the Separation Benefit, I release, acquit, and forever discharge to the maximum extent permitted by law any and all rights, claims, and demands of whatever kind or character, whether presently known to me or unknown, and whether vicarious, derivative, or direct, that I may have or assert against the “Released Parties,” which are (i) Intervoice; (ii) any direct or indirect subsidiary or other affiliated entity of Intervoice; or (iii) any officer, director, fiduciary, agent, employee, representative, insurer, attorney, successor, or assign of the persons or entities just named. This release includes without limitation any claims arising under federal, state, or local laws prohibiting employment discrimination, including the Age Discrimination in Employment Act; any claims growing out of any legal restrictions, contractual or otherwise, on Intervoice’s right to terminate the employment of its employees; any claims arising out of my employment with Intervoice or the termination of that employment; and any claims arising out of or relating to the Employment Agreement or any other agreements between me and Intervoice or the other Released Parties. This release does not waive any claims that may arise after the date this General Release Agreement is signed.
     3. I understand that I may accept the terms of this General Release Agreement by signing it in the space provided below and returning it to Don Brown, Senior Vice-President — Human Resources and Real Estate, at Intervoice, Inc., 17811 Waterview Parkway, Dallas, Texas, 75252, within the time period beginning July 25, 2007, and ending at the close of business on the 46th day after I received this instrument for my review and consideration (such ending date, in the event that it falls on a weekend or Intervoice-recognized holiday, to be automatically extended to the close of business on the next following business day). I further understand that the terms of this General Release Agreement will become effective and enforceable seven days after I sign it, unless before then I revoke my acceptance in writing and deliver my written revocation to Don Brown at the address listed above, in which case I will not be entitled to receive the Separation Benefit. I understand that Intervoice will pay the Separation Benefit to me in the manner described in Paragraphs 7(e)(ii) and 7(f) of the Employment Agreement. My execution of this General Release Agreement constitutes my agreement to all terms and conditions set forth in it, and is in consideration of Intervoice’s agreement to provide the Separation Benefit.
     4. In further consideration of the Separation Benefit, I agree that I will not in the future request or accept, as compensation for damages related to my employment

General Release Agreement

or the termination of my employment with Intervoice, anything of value from Intervoice or any of the other Released Parties other than (i) as provided for in the Employment Agreement, or (ii) pursuant to the terms of any plan under which I have vested or contractual entitlement to benefits.
     5. I acknowledge that I have returned to Intervoice all items of its or any of the other Released Parties’ property that I have had possession of or control over during the course of my employment. I understand that whether or not I accept the terms of this General Release Agreement, I must deliver immediately to Intervoice any additional items of its or any of the other Released Parties’ property that I may discover to be in my possession.
     6. I acknowledge that (i) I have read the attached memorandum from Bob Ritchey to me dated June 19, 2007, and this General Release Agreement; (ii) I have been given a period of at least 45 days to consider this General Release Agreement before signing it; (iii) I have been advised under this Paragraph to consult and have had the opportunity to consult with an attorney before signing this General Release Agreement; (iv) I have read, received, and understand the Information on Program Participants and Non-Participants by Decisional Unit dated May 16, 2007; (v) I have had sufficient time to consider and fully understand the meaning and effect of my action in executing this General Release Agreement; (vi) my execution of this General Release Agreement is knowing and voluntary; and (vii) I am not relying on any written or oral statement or promise other than as set out in the Employment Agreement, the attached memorandum, and this General Release Agreement.
     7. I acknowledge that the terms of this General Release Agreement do not modify, supersede, or otherwise amend the terms of the Employment Agreement. I further acknowledge that this General Release Agreement, the Employment Agreement, and the Employee Agreement on Ideas, Inventions and Confidential Information that I signed on May 17, 1993, contain the entire understandings between Intervoice and me regarding their subject matters and supersede all other written or oral understandings regarding their subject matters, and may not be released, discharged, abandoned, supplemented, changed, or modified in any manner except by a writing of concurrent or subsequent date executed by both an authorized Intervoice official and me. This General Release Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to its rules regarding conflicts of laws.
ACCEPTED AND AGREED TO:

/s/ George T. Platt
George T. Platt
Date signed:  7/27/07

[This agreement may not be signed before July 25, 2007]